EXHIBIT 2.1

RESTATED ARTICLES OF INCORPORATION

of

INTERCARE DX, INC.

(File number: C149297)

The undersigned certifies that:

1. He is the President and the Secretary of INTERCARE DX, INC., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

FIRST: The name of the corporation is InterCare Dx, Inc. (the “Corporation”).

SECOND: The name and address in the State of California of the Corporation’s agent for service of process is: Anthony C. Dike, 4127 West 62nd Street, Los Angeles, CA 90043.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 120,000,000 shares, consisting of 100,000,000 shares of Common Stock ("Common Stock") and 20,000,000 shares of Preferred Stock (the "Preferred Stock").

FIFTH: The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

The relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters relating to such Common Stock and the Preferred Stock are as set forth in this Article FIFTH.

A. Common Stock. We have two classes of authorized Common stock, “Common” and “Class B Common”. The rights of the holders of “Common” and “Class B Common” are identical, except with respect to voting and conversion. Upon transfer, each share of “Class B Common” stock is automatically converted to 10 shares of “Common stock”.

1

Voting. Each share of “Class B Common” stock is entitled to 10 votes per share. Each share of “Common stock” is entitled to one vote per share held. There shall be no cumulative voting.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor, if, as and when determined by the Board of Directions in their sole discretion, subject to provisions of law, any provision of this Articles of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

3. Liquidation. Upon the dissolution or liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject however, to the liquidation rights of the holders of Preferred Stock authorized and issued hereunder.-

B. Preferred Stock. The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Articles of Incorporation, as amended from time to time, and to determine with respect to each such series the number of shares in such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, powers, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any appertaining thereto including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or non-cumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights, if any, of the holders of Preferred Stock of any series to convert or exchange such Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such right to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

SIXTH: The Corporation is to have perpetual existence.

2

SEVENTH: The management of the business and the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be by the State of California, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Articles of Incorporation or the By-Laws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of directors which shall constitute the Whole Board of Directors shall be fixed by, or the manner provided in the By-Laws. The phrase "Whole Board' and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot except as and to the extent provided in the By-Laws.

B. The books of the Corporation (subject to any provision contained in the statutes of the State of California) may be kept at such place within or without the State of California as the By-Laws of the Corporation my provide or as may be designated from time by the Board of Directors of the Corporation.

EIGHTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of California, as the may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnity under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to in his official capacity and as to action in another capacity while holding such office, and continue as to a person who has ceased to be a director, officer, employee or agent shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, provided that this provision not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law; or (iii) for any transaction from which or derived an improper personal benefit. This provision shall not eliminate or limit the liability of any director for any act or omission if such elimination or limitations is prohibited by the General Corporation Law of California. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability or any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the laws of the State of California are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of California.

3

TENTH: From time to time any of the provisions of this Articles of Incorporation may be amended, altered, changed or repealed, and provisions authorized by the General Corporation Law of California at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Articles of Incorporation are granted subject to the provisions of this Article.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under the penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct as of my knowledge.

Date: 10/20/21

Anthony C. Dike, Chief Executive Officer and Secretary

4